Exhibit 99.1

NEWS RELEASE For more information, contact: Paul D. Borja Executive Vice President / CFO (248) 312-2000 FOR IMMEDIATE RELEASE
FLAGSTAR ANNOUNCES STRATEGIC INITIATIVES AND LEADERSHIP APPOINTMENTS AND REPORTS 2009 THIRD QUARTER RESULTS
TROY, Mich. (November 3, 2009) — Flagstar Bancorp, Inc. (NYSE:FBC), the holding company for Flagstar Bank FSB, today announced third quarter results for the period ended September 30, 2009. In addition, Flagstar’s Board of Directors announced several initiatives designed to strengthen Flagstar leadership, improve operational efficiency and enhance earnings capacity and long-term performance.
The Board announced it will move forward with the following:
•	The appointments of Salvatore Rinaldi to the position of Executive Vice President and Chief of Staff and Marshall Soura to the position of Executive Vice President and Director of Corporate Services.

•	A comprehensive effort to better align expenses with revenues and appropriately rightsize the Flagstar enterprise.

•	A strategic focus on maximizing the value of Flagstar’s 176-branch community banking platform located in three states.

•	A continued emphasis on investing in Flagstar’s position as one of the leading residential mortgage originators in the country.
In addition, the Board announced the election of President and Chief Executive Officer Joseph P. Campanelli, to the position of Chairman. Mr. Campanelli replaces Thomas J. Hammond, who retired on October 22.
“In the geographies we serve, Flagstar has the ability to significantly enhance and diversify our earnings capacity,” said Campanelli. “We will achieve this through organic growth and, where prudent, by taking advantage of consolidation opportunities. The senior management team I have assembled includes key executives already at Flagstar and seasoned banking executives with whom I have worked in the past and who join us with complementary skills and the experience of having accomplished this type of transformation on a platform with many similarities to Flagstar.”
Mr. Rinaldi was formerly Executive Vice President and Chief of Staff of Sovereign Bancorp, Inc. until February 2009. Mr. Rinaldi joined Sovereign Bancorp in August 1998 and served in a variety of senior positions including managing all acquisitions and integrations for the organization. Additionally, Mr. Rinaldi managed most major initiatives for the bank as well as the supervision of the IT, Operations and Administrative functions.
Mr. Soura has over 40 years of banking industry experience, having served in executive positions at Sovereign Bank, Bank of America and BankOne. His responsibilities will include product development and strategic alliances.
Mr. Campanelli added, “We anticipate a significant level of industry consolidation and want to be active in that process. But in the near term, we will have to bring expenses into better alignment and make prudent operating decisions as we seek to broaden our earnings streams beyond our traditional mortgage activity. I believe that in the long-term these decisions will enhance shareholder value and create better opportunities to serve our communities. The infrastructure and people are in place to serve these communities in a more comprehensive manner. The combination of our efficiency and strategic focus on Flagstar’s banking platform will enable us to execute this strategy. I look forward to communicating the progress of these activities in the coming quarters.”
Third Quarter Earnings
Flagstar reported a third quarter 2009 net loss applicable to common stockholders of $298.5 million, or $(0.64) per share (diluted), as compared to a net loss of $76.6 million, or $(0.32) per share (diluted) on a linked quarter basis. During the third quarter 2009, Flagstar increased its provision for federal income taxes by $172.0 million to establish a valuation allowance on its federal deferred tax asset. In addition, Flagstar increased its valuation allowance for its deferred state tax asset by an additional $11.9 million, which was recorded in the other taxes expense category.
Net loss was $62.1 million, or $(0.79) per share (diluted), in the third quarter 2008. For the nine months ended September 30, 2009, Flagstar’s net loss applicable to common stockholders was $442.2 million, or $(1.66) per share (diluted), as compared to net a loss of $56.9 million, or $(0.83) per share (diluted) for the same period 2008.
On a pre-tax, pre-credit cost basis, earnings before preferred dividends were $58.8 million in the third quarter 2009, as compared to such earnings of $78.9 million in the second quarter 2009.
Capital
At September 30, 2009, the wholly owned subsidiary Flagstar Bank remained “well-capitalized” for regulatory purposes, with capital ratios of 6.39% for Tier 1 capital and 12.06% for total risk-based capital.
Assets
Total assets at September 30, 2009 were $14.8 billion as compared to $16.4 billion at June 30, 2009. The decrease was primarily a result of the decline in loans available for sale, loans held for investment and trading securities. Total assets were $14.2 billion at both December 31, 2008 and September 30, 2008.
Operations
For the third quarter 2009, the net loss applicable to common stockholders of $298.2 million reflected the following:
•	Gain on loan sales decreased slightly to $104.4 million as compared to $104.7 million for the second quarter 2009, reflecting the decrease in loan sales to $7.6 billion as compared to $9.9 billion in the second quarter of 2009. Margin on loan sales increased during the third quarter 2009 to 1.37% from 1.06%.

•	Provision for loan losses decreased slightly to $125.5 million as compared to $125.7 million for the second quarter of 2009.

•	Loan fees, resulting from originating loans, decreased to $29.4 million in the third quarter 2009 as compared to $35.0 million during the second quarter 2009. This decrease reflects a reduction in loan originations of $2.7 billion, to $6.6 billion for third quarter 2009.

•	Net loan administration income reflected a loss of $30.3 million (offset by a gain of approximately $21.7 million on trading securities that were used for economic hedging purposes) as compared to a gain of $41.9 million for the second quarter 2009 (offset by a loss of approximately $39.1 million on trading securities that were used for economic hedging purposes). The third quarter net loss of $8.6 million, as compared to the second quarter 2009 net gain of $2.8 million, includes a decline in the value of mortgage servicing rights sold during the third quarter. Those rights related to $12.3 billion

•	of agency residential mortgage loans that were identified as having higher risks of default and therefore had higher costs of servicing..

•	Non interest expense decreased to $166.9 million as compared to $171.8 million in the second quarter 2009. The decrease reflected a decline in commissions of $3.2 million due to lower loan origination volume in the third quarter 2009 and a revised commission structure, and it also reflected a net $13.2 million decline in general and administrative expenses. These declines were offset in part by an increase in other expenses of $11.7 million.

•	Other expenses include an $8.9 million decline in FDIC premium expense for the third quarter 2009 which equates to the absence of a $7.9 million special assessment that was imposed on all banks during the second quarter 2009 and an $1.0 million decrease in the regular assessment due to a decrease in deposits, offset by an $8.9 million increase in costs associated with foreclosed properties and an increase of $11.7 million in non-cash state tax expense as a result of recording a valuation allowance on state deferred tax assets. The valuation allowance, which is an offset against the tax asset rather than a charge-off, is generally recoverable in future years as taxable income is earned.

•	Provision for federal income taxes increased to $115.0 million as compared to a benefit of $(31.3) million for the second quarter of 2009. The increase is the result of a $172.0 million non-cash federal tax expense as a result of recording a valuation allowance on federal deferred tax assets, offset in part by the monthly benefit recorded of $57.0 million. The valuation allowance, because it is an offset against the tax asset rather than a charge-off , is generally recoverable in future years as taxable income is earned.
Community Banking Operations
Flagstar Bank had 176 community banking branches at September 30, 2009 as compared to 175 branches at June 30, 2009 and 173 branches at September 30, 2008.
Net Interest Margin
Net interest margin decreased to 1.58% for the third quarter 2009 as compared to 1.69% for the second quarter 2009 and 1.93% for third quarter 2008. The decline from second quarter 2009 reflects a $1.2 billion decline in the average balance of loans available for sale as loan sales outpaced originations, and a $200 million decline in the average balance of loans held for investment due to loan payoffs and the absence of any significant new originations into that category. For the nine months ended September 30, 2009, the net interest margin was 1.65% as compared to 1.84% for the nine months ended September 30, 2008, primarily reflecting a 0.72% decline in yield during the 2009 declining interest rate environment that was only partly offset by a 0.52% decline in funding costs during the same period.
Mortgage Banking Operations
Loan production, substantially comprised of agency residential first mortgage loans, decreased to $6.6 billion for the third quarter 2009, as compared to $9.3 billion in the second quarter 2009, and from $6.7 billion for the third quarter 2008.
For the nine months ended September 30, 2009 loan production increased 11.3% to $25.5 billion, of which $25.4 billion were residential loans, as compared to $22.9 billion, including $22.6 billion of residential loans, for the nine months ended September 30, 2008.
Gain on loan sales margins increased to 1.37% for the third quarter 2009, as compared to 1.06% for the second quarter 2009, and from 0.33% for the third quarter 2008. For the nine months ended September 30, 2009, the gain on sale margin increased to 1.61% as compared to 0.59% for the same period in 2008.
At September 30, 2009, the unpaid principal balances of loans associated with the mortgage servicing rights portfolio totaled $53.2 billion and had a weighted average service fee of 32.6 basis points. This was a decrease from $61.5 billion at June 30, 2009 with a weighted average servicing fee of 33.1 basis points and an increase from $51.8 billion at September 30, 2008 with an average weighted servicing fee of 33.6 basis points.
Asset Quality
Non-performing assets, which include non-performing loans (i.e., loans 90 days or more past due, and matured loans), real estate owned and repurchased assets, but which exclude any FHA-insured assets, increased to $1.2 billion at September 30, 2009, from $1.1 billion at June 30, 2009 and $0.5 billion at September 30, 2008.
At September 30, 2008, the allowance for loan losses was $528.0 million, which equaled 50% of non-performing loans and 6.49% of loans held for investment. At June 30, 2009 and September 30, 2008, the allowance for loan losses were, respectively, $474.0 million (5.63% of loans held for investment) and $224.0 million (2.45% of loans held for investment) and equaled 50.4% and 54.1%, respectively, of non-performing loans.
Of the non-performing loans, residential first mortgage loans increased to $606.3 million at September 30, 2009, as compared to $588.2 million at June 30, 2009 and $304.8 million at September 30, 2008. Portfolio of single-family residential first mortgage loans held for investment at September 30, 2009 had an average original FICO credit score of 717 and an average original loan-to-value ratio of 74.4%.
Non-performing commercial real estate mortgages increased to $419.5 million at September 30, 2009 as compared to $295.8 million at June 30, 2009 and $146.9 million at September 30, 2008.
The balance of our real estate owned, net of any FHA-insured assets, increased to $164.9 million at September 30, 2009 from $131.6 million at June 30, 2009 and $119.2 million at September 30, 2008. Repurchased assets were $26.6 million at September 30, 2009 as compared to $18.4 million at June 30, 2009 and $15.4 million at September 30, 2008.
Net loan charge-offs were $71.5 million for the third quarter 2009 as compared to $117.7 million for the second quarter 2009 and $19.6 million for the third quarter 2008. The provision for loan losses was $125.5 million for the third quarter 2009 as compared to $125.7 million for the second quarter 2009 and $89.6 million for the third quarter 2008.
Funding Sources
Flagstar Bank’s primary sources of funds are deposits obtained through its 176 community banking branches and the Internet as well as deposits obtained from municipalities and investment banking firms. Funds are also obtained through loan repayments and sales in the ordinary course of business, advances from the Federal Home Loan Bank of Indianapolis (FHLB), community banking operations, customer escrow accounts and security repurchase agreements. The Bank uses several of these sources at any one time to manage its daily and forecasted liquidity needs to satisfy operational requirements and policy levels while managing overall interest costs. Retail deposits were $5.7 billion at September 30, 2009, as compared to $6.0 billion at June 30, 2009 and $4.8 billion at September 30, 2008. At September 30, 2009, the Bank had a $7.0 billion line of credit with the FHLB, which was collateralized to $5.3 billion.
As Previously Announced
The Company’s quarterly earnings conference call will be held on Tuesday, November 3, 2009 from 11 a.m. until 12 noon (Eastern).
Questions for discussion at the conference call may only be submitted in advance by e-mail to investors@flagstar.com.

The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company’s Web site, www.flagstar.com, with replays available at that site for at least 10 days.
To listen by telephone, please call at least 10 minutes prior to the start of the conference call at (702) 696-4911 or toll free at (866) 294-1212, passcode: 34161264.
A replay will be available for five business days by calling (800) 642-1687 toll free or (706) 645-9291 using the passcode: 34161264.
Flagstar Bancorp, with $14.8 billion in total assets, is the secondly largest publicly held savings bank headquartered in the Midwest. At September 30, 2009, Flagstar operated 176 banking centers in Michigan, Indiana and Georgia and 42 home loan centers in 18 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject o change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
Summary of Consolidated	September 30,	June 30,	September 30,
Statements of Operations	2009	2009	2008
Interest income	$167,107	$187,848	$188,537
Interest expense	(119,513)	(127,831)	(128,696)

Net interest income	47,594	60,017	59,841
Provision for loan losses	(125,544)	(125,662)	(89,612)

Net interest expense after provision	(77,950)	(65,645)	(29,771)
Non-interest income
Deposit fees and charges	8,438	7,984	7,183
Loan fees and charges, net	29,422	35,022	777
Loan administration	(30,293)	41,853	25,655
Gain (loss) on trading securities	21,714	(39,085)	—
Loss on trading securities — residuals	(50,689)	(3,400)	(12,899)
Net gain on loan sales	104,416	104,664	22,152
Net (loss) gain on MSR sales	(1,319)	(2,544)	896
Net impairment on securities available for sale	(2,875)	(327)	—
Net gain on sales of securities available for sale	—	—	149
Other (loss) income	(12,582)	(9,630)	9,475

Total non-interest income	66,232	134,537	53,388
Non-interest expenses
Compensation and benefits	(56,598)	(56,584)	(54,487)
Commissions	(12,149)	(15,302)	(26,298)
Occupancy and equipment	(17,175)	(17,499)	(19,492)
General and administrative	(28,877)	(42,112)	(24,763)
Other	(52,244)	(40,571)	(23,774)

Total non-interest expense	(167,043)	(172,068)	(148,814)
Capitalized direct cost of loan closing	137	250	29,651

Total non-interest expense after capitalized direct cost of loan closing	(166,906)	(171,818)	(119,164)

Loss before federal income tax and preferred stock dividends	(178,624)	(102,926)	(95,547)
(Provision) benefit for federal income taxes	(114,965)	31,261	33,456

Net loss	(293,589)	(71,665)	(62,091)
Preferred stock dividends	(4,623)	(4,921)	—

Net loss available to common stockholders	$(298,212)	$(76,586)	$(62,091)

Basic loss per share	$(0.64)	$(0.32)	$(0.79)

Diluted loss per share	$(0.64)	$(0.32)	$(0.79)

Net interest spread – Consolidated	1.48%	1.42%	1.74%
Net interest margin – Consolidated	1.46%	1.61%	1.82%
Interest rate spread — Bank only	1.53%	1.45%	1.78%
Net interest margin — Bank only	1.58%	1.69%	1.93%
Return on average assets	(7.60)%	(1.83)%	(1.72)%
Return on average equity	(130.64)%	(33.30)%	(32.15)%
Efficiency ratio	146.6%	88.3%	105.2%
Average interest earning assets	$13,160,528	$14,888,480	$12,870,503
Average interest paying liabilities	$13,217,383	$14,106,978	$12,794,464
Average stockholders’ equity	$913,059	$920,025	$772,660
Equity/assets ratio (average for the period)	5.82%	5.48%	5.34%
Ratio of charge-offs to average loans held for investment	3.48%	5.42%	0.83%

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Nine Months Ended
Summary of Consolidated	September 30,	September 30,
Statements of Operations	2009	2008
Interest income	$539,933	$599,954
Interest expense	(375,593)	(423,916)

Net interest income	164,340	176,038
Provision for loan losses	(409,420)	(167,708)

Net interest (expense) income after provision	(245,080)	8,330
Non-interest income
Deposit fees and charges	23,655	20,029
Loan fees and charges, net	97,366	2,278
Loan administration	(20,240)	45,980
Gain on trading securities	6,377	—
Loss on trading securities — residuals	(66,625)	(26,485)
Net gain on loan sales	404,773	129,403
(Loss) gain on MSR sales, net	(3,945)	348
Impairment — securities available for sale	(20,444)	—
Gain on securities available for sale	—	5,019
Other (loss) income	(29,189)	29,768

Total non-interest income	391,728	206,340
Non-interest expenses
Compensation and benefits	(171,836)	(165,524)
Commissions	(60,866)	(86,401)
Occupancy and equipment	(53,553)	(59,816)
General and administrative	(108,658)	(36,689)
Other	(127,150)	(49,075)

Total non-interest expense	(522,063)	(397,505)
Capitalized direct cost of loan closing	671	95,437

Total non-interest expense after capitalized direct cost of loan closing	(521,392)	(302,068)

Loss before federal income tax and preferred stock dividends	(374,744)	(87,398)
(Provision) benefit for federal income taxes	(55,008)	30,454

Net loss	(429,752)	(56,944)
Preferred stock dividends	(12,464)	—

Net loss available to common stockholders	$(442,216)	$(56,944)

Basic loss per share	$(1.66)	$(0.83)

Diluted loss per share	$(1.66)	$(0.83)

Net interest spread — Consolidated	1.49%	1.64%
Net interest margin — Consolidated	1.56%	1.73%
Interest rate spread — Bank only	1.53%	1.69%
Net interest margin — Bank only	1.65%	1.84%
Return on average assets	(3.65)%	(0.50)%
Return on average equity	(67.44)%	(10.29)%
Efficiency ratio	93.8%	79.0%
Average interest earning assets	$14,022,144	$13,609,567
Average interest paying liabilities	$13,778,405	$13,534,108
Average stockholders’ equity	$878,614	$738,139
Equity/assets ratio (average for the period)	5.43%	4.88%
Ratio of charge-offs to average loans held for investment	3.96%	0.71%

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

Summary of the Consolidated	September 30,	June 30,	December 31,	September 30,
Statements of Financial Condition:	2009	2009	2008	2008
Total assets	$14,820,815	$16,423,292	$14,203,657	$14,159,369
Securities — trading	1,012,309	1,603,480	542,539	23,074
Investment securities available for sale	817,424	734,827	1,118,453	1,041,446
Loans held for sale	2,070,878	3,009,740	1,484,680	1,961,352
Loans held for investment, net	7,605,497	7,943,849	8,706,121	8,910,884
Allowance for loan losses	(528,000)	(474,000)	(376,000)	(224,000)
Mortgage servicing rights	567,800	664,292	520,763	732,151
Deposits	8,533,968	9,470,673	7,841,005	7,420,804
FHLB advances	4,800,000	5,151,907	5,200,000	5,438,000
Repurchase agreements	108,000	108,000	108,000	108,000
Stockholders’ equity	667,597	915,521	472,293	676,471

Other Financial and Statistical Data:
Equity/assets ratio	4.50%	5.57%	3.33%	4.78%
Core capital ratio	6.39%	7.19%	4.95%	6.29%
Total risk-based capital ratio	12.06%	13.67%	9.10%	11.10%
Book value per common share	$0.86	$1.38	$5.65	$8.09
Shares outstanding at quarter-end	468,530	468,530	83,627	83,627
Average shares outstanding during the quarter	468,530	239,425	72,153	68,301
Average diluted shares outstanding during the quarter	468,530	239,425	72,153	68,301
Loans serviced for others	$53,159,885	$61,531,058	$55,870,207	$51,830,707
Weighted average service fee (bps)	32.6	33.1	33.3	33.6
Value of mortgage servicing rights	1.06%	1.07%	0.93%	1.41%
Allowance for loan losses to non performing loans	50.0%	50.4%	52.1%	54.1%
Allowance for loan losses to loans held for investment	6.49%	5.63%	4.14%	2.45%
Non performing assets to total assets	8.41%	6.64%	5.97%	4.33%
Number of bank branches	176	175	175	173
Number of loan origination centers	42	45	104	111
Number of employees (excluding loan officers & account executives) executives)	3,220	3,290	3,246	3,291
Number of loan officers and account executives	436	457	674	736

Loan Originations
(Dollars in millions)
(Unaudited)

	For the Three Months Ended
	September 30,		June 30,		September 30,
Loan type	2009		2009		2008

Residential mortgage loans	$6,642	99.9%	$9,287	100.0%	$6,681	99.5%
Consumer loans	1	—	1	—	11	0.2
Commercial loans	4	0.1	8	—	23	0.3

Total loan production	$6,647	100.0%	$9,296	100.0%	$6,715	100.0%

	For the Nine Months Ended
	September 30,		September 30,
Loan type	2009		2008

Residential mortgage loans	$25,428	99.9%	$22,600	98.7%
Consumer loans	5	—	106	0.5
Commercial loans	30	0.1	195	0.8

Total loan production	$25,463	100.0%	$22,901	100.0%

Loans Held for Investment
(Dollars in thousands)
(Unaudited)

	September 30,		June 30,
	2009		2009
First mortgage loans	$5,304,950	65.2%	$5,529,395	65.7%
Second mortgage loans	236,239	2.9	246,895	2.9
Commercial real estate loans	1,677,106	20.6	1,692,052	20.1
Construction loans	22,906	0.3	36,599	0.4
Warehouse lending	425,861	5.2	383,368	4.6
Consumer loans	452,548	5.6	508,309	6.0
Non-real estate commercial	13,887	0.2	21,231	0.3

Total loans held for investment	$8,133,497	100.0%	$8,417,849	100.0%

	December 31,		September 30,
	2008		2008
First mortgage loans	$5,958,748	65.6%	$6,134,305	67.2%
Second mortgage loans	287,350	3.2	291,523	3.2
Commercial real estate loans	1,779,363	19.6	1,737,152	19.0
Construction loans	54,749	0.6	65,814	0.7
Warehouse lending	434,140	4.8	344,731	3.8
Consumer loans	543,102	6.0	536,759	5.9
Non-real estate commercial	24,669	0.2	24,600	0.2

Total loans held for investment	$9,082,121	100.0%	$9,134,884	100.0%

Gain on Loan Sales and Securitizations
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	September 30,		June 30,		September 30,
	2009 (1)		2009 (1)		2008
Description	(000’s)	bps	(000’s)	bps	(000’s)	bps

Valuation gain (loss):
Value of interest rate locks	$11,405	15	$(53,445)	(54)	$(15,015)	(22)
Value of forward sales	(36,537)	(48)	62,035	63	6,814	10
Fair value of AFS	151,911	200	114,550	116	—	—
LOCOM adjustments HFI	155	—	(172)	—	(12,032)	(18)

Total valuation gain (loss)	126,934	167	122,968	125	(20,233)	(30)

Sales gains (losses) Marketing gain (loss)	4,372	6	(36,823)	(37)	98,815	145
Pair off gain (loss)	(15,776)	(22)	30,949	31	(3,094)	(5)
Sales adjustments	(4,108)	(5)	(5,300)	(5)	(50,960)	(74)
Provision for SMR	(7,006)	(9)	(7,130)	(8)	(2,376)	(3)

Total sales gains (losses)	(22,517)	(30)	(18,304)	(19)	42,385	63

Net gain on loan sales and securitizations	$104,416	137	$104,664	106	$22,152	33

Total loan sales and securitizations	$7,606,304		$9,878,035		$6,809,608

(1)	On January 1, 2009, the Company adopted fair value accounting for its residential first mortgage loans held for sale and originated on or after that date.

	For the Nine Months Ended September 30,
	2009 (1)		2008
Description	(000’s)	bps	(000’s)	bps

Valuation gains (losses):
Value of interest rate locks	$(38,008)	(15)	$(15,913)	(7)
Value of forward sales	28,182	11	34,684	16
Fair value of AFS	424,542	168	—	—
LOCOM adjustments HFI	(274)	—	(34,731)	(16)

Total valuation gain (loss)	414,442	164	(15,960)	(7)

Sales gains (losses):
Marketing gain (loss)	102,885	41	304,101	138
Pair off gain (loss)	(5,573)	(2)	(14,923)	(7)
Sales adjustments	(89,043)	(35)	(135,627)	(61)
Provision for SMR	(17,938)	(7)	(8,188)	(4)

Total sales gains (losses)	(9,669)	(3)	145,363	66

Net gain on loan sales and securitizations	$404,773	161	129,403	59

Total loan sales and securitizations	$25,183,401		$22,076,479

Allowance for Loan Losses
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	September 30	June 30,	September 30,
	2009	2009	2008
Description	(000’s)	(000’s)	(000’s)

Beginning Balance	$(474,000)	$(466,000)	$(154,000)
Provision for losses	(125,544)	(125,662)	(89,612)
Charge offs, net of recoveries
First mortgage loans	36,772	30,395	12,853
Second mortgage loans	7,222	11,385	330
Commercial loans	15,724	64,295	4,050
Construction loans	951	745	84
Warehouse	—	497	121
Consumer:
HELOC	9,711	8,988	1,566
Other consumer loans	638	1,081	205
Other	526	276	403

Charge-offs, net of recoveries	71,544	117,662	19,612

Ending Balance	$(528,000)	$(474,000)	$(224,000)

	For the Nine Months Ended
	September 30,
	2009	2008
Description	(000’s)	(000’s)

Beginning Balance	$(376,000)	$(104,000)
Provision for losses	(409,420)	(167,708)
Charge offs, net of recoveries
First mortgage loans	92,658	27,753
Second mortgage loans	30,660	1,299
Commercial loans	102,651	12,285
Construction loans	2,453	169
Warehouse	496	832
Consumer:
HELOC	24,826	3,351
Other consumer loans	2,397	970
Other	1,279	1,049

Charge-offs, net of recoveries	257,420	47,708

Ending Balance	$(528,000)	$(224,000)

Composition of Allowance for Loan Losses
As of September 30, 2009
(In thousands)
(Unaudited)

	General	Specific
Description	Reserves	Reserves	Total
First mortgage loans	$203,624	$42,690	$246,314
Second mortgage loans	35,639	—	35,639
Commercial real estate loans	55,304	140,031	195,335
Construction loans	2,766	482	3,248
Warehouse lending	1,425	2,231	3,656
Consumer loans	32,355	632	32,987
Non-real estate commercial	358	2,794	3,152
Other and unallocated	7,669	—	7,669

Total allowance for loan losses	$339,140	$188,860	$528,000

Asset Quality
(Dollars in thousands)
(Unaudited)

	September 30, 2009		June 30, 2009
		% of		% of
Days delinquent	Balance	Total	Balance	Total

30	$118,597	1.5%	$158,303	1.9%
60	100,078	1.2	94,567	1.1
90	91,426	1.1	91,218	1.1
120 +	963,933	11.9	849,559	10.1

Total	$1,274,034	15.7%	$1,193,647	14.2%

Total loans held for investment	$8,133,497		$8,417,849

	December 31, 2008		September 30, 2008
		% of		% of
Days delinquent	Balance	Total	Balance	Total

30	$145,407	1.6%	$107,313	1.2%
60	111,404	1.3	110,943	1.2
90	137,683	1.5	74,056	0.8
120 +	584,618	6.4	403,831	4.4

Total	$979,112	10.8%	$696,143	7.6%

Total loans held for investment	$9,082,121		$9,134,884

Non-Performing Loans and Assets
(Dollars in thousands)
(Unaudited)

	September 30,	June 30,	December 31,	September 30,
	2009	2009	2008	2008
Non-performing loans	$1,055,358	$940,777	$722,301	$477,887
Real estate owned	164,898	131,620	109,297	119,205
Repurchased assets	26,601	18,384	16,454	15,377

Non-performing assets	$1,246,857	$1,090,781	$848,052	$612,469

Non-performing loans as a percentage of investment loans	12.98%	11.18%	7.95%	5.23%
Non-performing assets as a percentage of total assets	8.41%	6.64%	5.97%	4.33%

Deposit Portfolio
(Dollars in thousands)
(Unaudited)

	September 30, 2009		June 30, 2009
Description	Balance	Rate	Balance	Rate
Demand deposits	$471,847	0.30%	$455,083	0.27%
Savings deposits	660,786	1.22	558,709	1.27
Money market deposits	747,507	1.58	717,816	1.60
Certificates of deposits/ CDARS	3,819,351	3.41	4,310,498	3.62

Total retail deposits	5,699,491	2.66	6,042,106	2.91
Company controlled custodial deposits	951,780	—	1,217,163	—
Public funds / CDARS	650,666	0.79	420,512	1.20
Wholesale deposits	1,232,031	3.56	1,790,892	3.68

Total deposits	$8,533,968	2.35%	$9,470,673	2.61%

	December 31, 2008		September 30, 2008
Description	Balance	Rate	Balance	Rate
Demand deposits	$416,920	0.47%	$419,109	0.63%
Savings deposits	407,501	2.24	410,069	2.50
Money market deposits	561,909	2.61	520,664	2.68
Certificates of deposits / CDARS	3,967,985	3.94	3,418,840	4.05

Total retail deposits	5,354,315	3.40	4,768,682	3.47
Company controlled custodial deposits	535,494	—	468,715	—
Public funds / CDARS	597,638	2.84	1,213,150	3.17
Wholesale deposits	1,353,558	4.41	970,257	4.59

Total deposits	$7,841,005	3.30%	$7,420,804	3.35%

Pre-tax, pre-credit-cost Income
(Non GAAP measure)
(Dollars in millions)
(Unaudited)

	For the Three Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008
(Loss) income before tax provision / benefit	$(178.6)	$(102.9)	$(95.5)

Add back:
Provision for loan losses	125.5	125.7	89.6
Asset resolution	26.8	18.0	18.0
Other than temporary impairment (OTTI) on AFS securities	2.9	0.3	—
Secondary marketing reserve provision	27.6	24.0	3.5
Write down of residual interests	50.7	3.4	12.9
Reserve increase for reinsurance	4.0	10.5	4.8

Total credit-related-costs:	237.5	181.9	128.8

Pre-tax, pre-credit-cost income	$58.8	$78.9	$33.2

	For the Nine Months Ended
	September 30, 2009	September 30, 2008
(Loss) income before tax provision / benefit	$(374.7)	$(87.4)

Add back:
Provision for loan losses	409.4	167.7
Asset resolution	69.7	29.8
Other than temporary impairment (OTTI) on AFS securities	20.4	—
Secondary marketing reserve provision	66.3	7.8
Write down of residual interests	66.6	26.5
Reserve increase for reinsurance	24.9	4.8

Total credit-related-costs:	657.3	236.6

Pre-tax, pre-credit-cost income	$282.5	$149.2